EMPLOYMENT AGREEMENT AMENDMENT

This Employee Agreement Amendment DATED February 6, 2014, amends the AGREEMENT, entered into on the 3rd day of January, 2013, between ADM Endeavors, Inc., a Nevada Corporation (the "Company"), and Ardell Mees (the "Employee"),

WITNESSETH THAT:

WHEREAS, the parties hereto desire to amend the Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

That under Section 3 of the agreement, Compensation, the following changes are made and agreed to by both the Employee and the company for the full term of this agreement;

Number 3, subsections (a), (b) and (c) remain in their entirety

Number 3, subsections (d), (e) and (f) regarding commissions, bonuses and splits are null and void in this agreement from this day forward

3. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) Subject shall receive an annual salary, payable in monthly or more frequent installments, in an amount which shall initially be $ 72,000 per annum, subject to such increases as may from time to time be determined by the Board of Directors of the Company. This salary may accrue in arrears.

(c) Shall be entitled to vacations of not less than 6 weeks per year.

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

By: /s/ Ardell D. Mees

Ardell D. Mees

Pres/Treas/Dir of ADM Endeavors, Inc.

By: /s/ Tammera A. Mees

Tammera A. Mees

Sec/Dir of ADM Endeavors, Inc.